Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

YUM CHINA HOLDINGS, INC.

ARTICLE 1 — OFFICES

Section 1.                                           Offices and Records.  The registered office of Yum China Holdings, Inc. (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, New Castle County.  The name and address of the Corporation’s registered agent shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The Corporation may have offices at such other places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. The books and records of the Corporation may be kept inside or outside the State of Delaware.

ARTICLE 2 — MEETINGS OF STOCKHOLDERS

Section 1.                                           Place of Meeting.  Meetings of the stockholders of the Corporation (the “Stockholders”) shall be held at such places, if any, either within or without the State of Delaware, as shall be designated by the Board of Directors in the notice of the meeting.

Section 2.                                           Annual Meeting.  The annual meeting of the Stockholders shall be held on such date and at such place, if any, and time as the Board of Directors shall determine, for the purpose of electing directors of the Corporation (“Directors”) and the transaction of such business as may be a proper subject for action at the meeting.

Section 3.                                           Special Meetings.  Special meetings of the Stockholders may be called exclusively:  (a) by the Board of Directors; or (b) by the Chairman of the Board of Directors, the Corporation’s Chief Executive Officer or the Corporation’s Secretary, in each case with the concurrence of a majority of the Board of Directors.  Special meetings of the Stockholders shall be held at such places, if any, and times as determined by the Board of Directors in its discretion.

Section 4.                                           Notice of Meetings.  At least ten (10) and no more than sixty (60) days prior to any annual or special meeting of the Stockholders, the Corporation shall notify the Stockholders of the date, time and place, if any, and means of remote communication, if any, of the meeting and, in the case of a special meeting or where otherwise required by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) or by statute, shall briefly describe the purpose or purposes of the meeting.  Without limiting the manner by which notice otherwise may be given effectively to Stockholders, notice of meetings may be given to Stockholders by means of electronic transmission in accordance with applicable law. Only business within the purpose or purposes described in the notice may be conducted at a special meeting.  Unless otherwise required by the Certificate or by statute, the Corporation shall be required to give notice only to the Stockholders entitled to vote at the meeting.  If an annual or special Stockholders’ meeting is adjourned to a different date, time or place, notice thereof need not be given if the new date, time or place, if any, and means of remote communication, if any, is announced at the meeting before adjournment.  If a new record date for the adjourned meeting is fixed pursuant to Article 7, Section 5 hereof, notice of the adjourned meeting shall be given to persons who are Stockholders as of the new record date.  If mailed, notice shall be deemed to be effective when deposited in the United States mail with postage thereon prepaid, correctly addressed to the Stockholder’s address shown in the Corporation’s current record of Stockholders.

Section 5.                                           Quorum, Presiding Officer.  Except as otherwise prescribed by statute or these Bylaws, at any meeting of the Stockholders of the Corporation, the presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat shall constitute a quorum for the transaction of business.  In the absence of a quorum at such meeting or any adjournment or adjournments thereof, the holders of record of a majority of such shares so present in person or by proxy and entitled to vote thereat may adjourn the meeting from time to time until a quorum shall be present.  At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.  Meetings of the Stockholders shall be presided over by the Chairman or Vice Chairman of the Board of Directors or, if neither is present, by another officer or Director who shall be designated to serve in such event by the Board of Directors.  The Secretary of the Corporation, or an Assistant Secretary designated by the officer or Director presiding at the meeting, shall act as secretary of the meeting.

Section 6.                                           Voting.  Except as otherwise prescribed by statute, the Certificate or these Bylaws, at any meeting of the Stockholders of the Corporation, each Stockholder shall be entitled to one (1) vote in person or by proxy for each share of voting capital stock of the Corporation registered in the name of such Stockholder on the books of the Corporation on the date fixed pursuant to these Bylaws as the record date for the determination of the Stockholders entitled to vote at such meeting.  No proxy shall be voted after eleven (11) months from its date unless said proxy provides for a longer period.  Shares of its voting capital stock belonging to the Corporation shall not be voted either directly or indirectly.  The vote for the election of Directors, other matters expressly prescribed by statute and, upon the direction of the presiding officer or Director of the meeting, the vote on any other question before the meeting, shall be by ballot. Except as otherwise provided by law, the Certificate or these Bylaws, in all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the Stockholders.

Section 7.                                           Notice of Stockholder Proposal.  No business may be transacted at an annual meeting of the Stockholders, other than business properly brought before the meeting.  To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any Stockholder of the Corporation (i) who is a Stockholder of record both on the date of the giving of the notice provided for in Section 9 of this Article 2 and at the time of the annual meeting, (ii) who is entitled to vote at the meeting, and (iii) who complies with the notice procedures set forth in Section 9 of this Article 2.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders.  Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 9 or Section 10, as applicable, of this Article 2.

Section 8.                                           Postponement of Stockholders Meeting.  A scheduled annual or special meeting of the Stockholders may be postponed by the Board of Directors by public notice given at or prior to the time of the meeting.

Section 9.                                           Stockholder Nominations of Directors and Other Proposals.  Only persons who are nominated in accordance with the procedures in this Section 9, or the procedures in Section 10 of this Article 2, shall be eligible for election as Directors of the Corporation.  Nominations of persons for election to the Board of Directors may be made at any annual meeting of the Stockholders, or at any special meeting of the Stockholders called for the purpose of electing Directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any Stockholder of the Corporation (i) who is a Stockholder of record both on the date of the giving of the notice provided for in this Section 9 and at the time of the meeting, (ii) who is entitled to vote at the meeting, and (iii) who complies with the notice procedures set forth in this Section 9.  Except as provided in Section 10 of this Article 2, the foregoing clause (b) shall be the exclusive means for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual or special meeting.

In addition to any other applicable requirements, for a nomination to be made or any other business to be proposed by a Stockholder, such Stockholder must have given timely notice thereof, and timely updates and supplements thereof, in proper written form to the Secretary of the Corporation.

To be timely, a Stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation:  (a) in the case of an annual meeting of the Stockholders, not more than one hundred and twenty (120) days and not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the case of the first annual meeting after [•] and in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of the Stockholders called for the purpose of electing Directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the public announcement thereof, commence a new time period for the giving of a Stockholder’s notice as described above.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s notice required by this Section 9 of this Article 2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which the public announcement specifying the size of the increased Board of Directors is first made by the Corporation.

In addition, to be considered timely, a Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 9 or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a Stockholder, extend any applicable deadlines hereunder to amend or update any proposal or nomination (or notice thereof) or to submit any new proposal or nomination (or notice thereof), including, without limitation, by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the Stockholders.

To be in proper written form, a Stockholder’s notice to the Secretary must set forth:

(a)                                 As to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal, as applicable, is made:  (i) the name and address of such Stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such Stockholder, such beneficial owner and any of their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of capital stock of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Stockholder of record, the beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Stockholder, the beneficial owner, if any, or any of their respective affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith have any right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith are entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, if any, including, without limitation, any such interests held by any members of the immediate family sharing the same household of such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith and (I) any direct or indirect interest of such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act by such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, and (iv) any other information relating to such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act;

(b)                                 If the notice relates to any business other than a nomination of a Director or Directors that the Stockholder proposes to bring before the meeting, in addition to the matters set forth in paragraph (a) above:  (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Stockholder, such beneficial owner and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the bylaws of the Corporation, the text of the proposed amendment); and (iii) a description of all agreements, arrangements and understandings between such Stockholder, such beneficial owner or any of their respective affiliates or associates or others acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder;

(c)                                  As to each individual, if any, whom the Stockholder proposes to nominate for election or reelection to the Board of Directors, in addition to the matters set forth in paragraph (a) above: (i) all information relating to such individual that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including, without limitation, such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3)  years, and any other material relationships, between or among such Stockholder and beneficial owner, if any, or any of their respective affiliates and associates or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), if the Stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such item and the nominee were a director or executive officer of such registrant; and

(d)                                 With respect to each individual, if any, whom the Stockholder proposes to nominate for election or reelection to the Board of Directors, in addition to the matters set forth in paragraphs (a) and (c) above, a completed and signed questionnaire, representation and agreement required by Section 11 of this Article 2.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Stockholder’s understanding of the independence, or lack thereof, of such nominee.  Notwithstanding anything to the contrary, only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors.

If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, or that business was not properly brought before the meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded or that the business was not properly brought before the meeting and such business shall not be transacted.  For purposes of this Section 9, “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act, and the rules and regulations thereunder; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership.

Section 10.                                    Proxy Access.

(a)                                 Whenever the Board of Directors solicits proxies with respect to the election of Directors at an annual meeting of Stockholders, subject to the provisions of this Section 10, the Corporation shall include in its proxy statement for such annual meeting, (i) as a nominee, in addition to any persons nominated for election by the Board of Directors or any committee thereof, any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a Stockholder, or group of no more than 20 Stockholders, that satisfies the requirements of this Section 10 (the “Eligible Stockholder”) and that timely submits the notice required by this Section 10 (the “Notice of Proxy Access Nomination”) requesting to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 10 and (ii) the Required Information (defined below) concerning such person.  No person may be a member of more than one group of Stockholders constituting an Eligible Stockholder with respect to any annual meeting.  For purposes of this Section 10, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation by the Eligible Stockholder concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”).  Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.  For the purposes of this Section 10:

(1) “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of Directors;

(2) “Constituent Holder” shall mean any Stockholder, collective investment fund or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Required Stock (as defined below) or qualifying as an Eligible Stockholder;

(3) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act, and the rules and regulations thereunder; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(4)  a Stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the Stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.  The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the Stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such Stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such Stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such Stockholder’s or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such Stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index.  A Stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the Stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.   A Stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the Stockholder.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(b)                                 To be timely, the Notice of Proxy Access Nomination must be delivered to, or mailed to and received by, the Secretary of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days prior to the anniversary of the date that the Corporation issued its proxy statement for the immediately preceding annual meeting of Stockholders. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Notice of Proxy Access Nomination.

(c)                                  The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of Stockholders (the “Nominee Limit”) shall not exceed 20% of the total number of Directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 10 (the “Final Proxy Access Nomination Date”) or if such amount is not a whole number, the closest whole number below 20%; provided, that in no circumstance shall the Nominee Limit exceed the number of Directors to be elected at the applicable annual meeting as noticed by the Corporation, and provided, further, that the Nominee Limit shall be reduced by the number of Directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation).  In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Nominee Limit shall be calculated based on the number of Directors in office as so reduced.  Any individual (i) nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 10 whom the Board of Directors decides to nominate as a nominee of the Board of Directors, or (ii) nominated pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation, shall, in each case, further reduce the Nominee Limit.  Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 10 exceeds the maximum number of nominees provided for in this Section 10.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 10 exceeds the maximum number of nominees provided for in this Section 10, the highest ranking Stockholder Nominee who meets the requirements of this Section 10 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the common stock, par value $0.01 per share, of the

Corporation (“Common Stock”) each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation.  If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 10 from each Eligible Stockholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached.  Notwithstanding anything to the contrary contained in this Section 10, if the Corporation receives notice pursuant to Section 9 of this Article 2 that a Stockholder intends to nominate for election at such meeting a number of nominees greater than or equal to a majority of the total number of Directors to be elected at such meeting, no Stockholder Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to this Section 10.

(d)                                 If the Stockholder Nominee or an Eligible Stockholder fails to continue to meet the requirements of this Section 10 or if a Stockholder Nominee withdraws, dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a Director prior to the annual meeting:  (1) the Corporation may, to the extent feasible, remove the name of the Stockholder Nominee and the Statement from its proxy statement, remove the name of the Stockholder Nominee from its form of proxy and/or otherwise communicate to its Stockholders that the Stockholder Nominee will not be eligible for nomination at the annual meeting; and (2) , subsequent to the last day on which a Stockholder’s Notice of Proxy Access Nomination would be timely, the Eligible Stockholder may not name another Stockholder Nominee or otherwise cure in any way any defect preventing the nomination of the Stockholder Nominee identified in the Notice of Proxy Access Nomination provided pursuant to this Section 10.

(e)                                  In order to make a nomination pursuant to this Section 10, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) of shares of Common Stock (the “Required Stock”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation in accordance with this Section 10 and the record date for determining the Stockholders entitled to vote at the annual meeting and must continue to own the Required Stock through the meeting date.  For purposes of this Section 10, the “Required Ownership Percentage” is three percent (3%) or more, and the “Minimum Holding Period” is three (3) years.

(f)                                   Within the time period specified in this Section 10 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following materials in writing to the Secretary of the Corporation:  (i) one or more written statements from the record holder of the shares of Common Stock owned by the Eligible Stockholder (and from each intermediary through which the shares of Common Stock are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Stock, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Stock through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission (“SEC”) as required by

Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a Stockholder’s notice of nomination pursuant to Section 9 of this Article 2; (iv) a representation and agreement of the Eligible Stockholder that the Eligible Stockholder (including each member of any group of Stockholders that together is an Eligible Stockholder hereunder) (A) acquired the Required Stock in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Stock through the date of the annual meeting, (C) has not engaged and will not engage in any, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (D) agrees not to distribute to any Stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, (E) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material and to file any such soliciting material with the SEC regardless of whether such filing is required under Regulation 14A under the Exchange Act, and (F) will provide facts and other information in all communications with the Corporation and its Stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (v) a representation as to the Eligible Stockholder’s (including each member of any group of Stockholders that together is an Eligible Stockholder hereunder) intentions with respect to maintaining qualifying ownership of the Required Stock for at least one (1) year following the annual meeting; and (vi) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Stockholders or out of the information that the Eligible Stockholder provided to the Corporation and (B) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any and all liabilities, losses and damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 10.

(g)                                  Within the time period specified in this Section 10 for delivering the Notice of Proxy Access Nomination, each Eligible Stockholder and Stockholder Nominee must deliver or cause to be delivered to the Secretary of the Corporation:

(i)                                     a written representation and agreement of the Stockholder Nominee that such person (A) consents to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected, (B) understands his or her duties as a Director under the General Corporation Law of the State of Delaware (the “DGCL”) and agrees to act in accordance with those duties while serving as a Director, (C) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such nominee, if elected as a Director, will act or vote as a Director on any issue or question to be decided by the Board of Directors, (D) in connection with such nominee’s candidacy for Director, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the Corporation, and has not and will not receive any such compensation or other payment from any person other than the Corporation, in each case that has not been disclosed to the Secretary of the Corporation, (E) in connection with such nominee’s service as a Director of the Corporation, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the Corporation, and has not and will not receive any such compensation or other payment from any person other than the Corporation, (F) if elected as a Director, will comply with all applicable laws and stock exchange listing standards and the Corporation’s policies and guidelines applicable to Directors, and (G) will provide facts and other information in all communications with the Corporation and its Stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(ii)                                  with respect to each Stockholder Nominee, all completed and signed questionnaires required of Directors, and such additional information as the Corporation may determine necessary to permit the Board of Directors to determine if such Stockholder Nominee is independent under the listing standards of each  exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of Directors; and

(iii)                               with respect to each Stockholder Nominee who consents to stand for election, an irrevocable resignation of such Stockholder Nominee in advance of the meeting for the election of Directors, providing that such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (A) the information provided to the Corporation by such individual pursuant to this Section 10 was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (B) such individual, or the Eligible Stockholder who nominated such individual, failed to comply with any obligation owed or breached any representation made under or pursuant to these Bylaws.

(h)                                 In the event that any information or communication provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its Stockholders ceases to be true and correct in any material respect or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of such defect in such previously provided information or communication and of the information that is required to correct any such defect.

(i)                                     The Corporation shall not be required to include, pursuant to this Section 10, a Stockholder Nominee in its proxy materials for any meeting of the Stockholders (i) for which the

Secretary of the Corporation receives a notice that a Stockholder has nominated such Stockholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for Stockholder nominees for Director set forth in Section 9 of this Article 2, (ii) who is not independent under the listing standards of each exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of Directors, in each case as determined by the Board of Directors, (iii) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate, the rules and listing standards of any exchange upon which the Common Stock of the Corporation is listed, or any applicable state or federal law, rule or regulation, (iv) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years or (vi) if such Stockholder Nominee or the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) nominating such Stockholder Nominee fails to comply with any of its obligations or breaches any of its representations made under or pursuant to these Bylaws.

(j)                                    Notwithstanding anything to the contrary set forth herein, the Board of Directors or the presiding officer of the annual meeting of the Stockholders shall declare a nomination of a Stockholder Nominee by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of the vote of Stockholders of such annual meeting may have been received by the Corporation, if (i) the Stockholder Nominee and/or the nominating Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) shall have failed to comply with any of its or their obligations or breached any of its or their representations under or pursuant to these Bylaws, as determined by the Board of Directors or the presiding officer of the meeting; or (ii) the nominating Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of the Stockholders to present the nomination of such Stockholder Nominee pursuant to this Section 10.

(k)                                 Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of the Stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (ii) does not receive votes cast in favor of such Stockholder Nominee’s election equal to at least 25% of the number of shares of Common Stock voted in such election, will be ineligible to be a Stockholder Nominee pursuant to this Section 10 for the next two (2) annual meetings.  For the avoidance of doubt, this Section 10 shall not prevent any Stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 9 of this Article 2.

Section 11.                                    Questionnaire, Representation and Agreement. To be eligible to be a nominee of any Stockholder for election or reelection as a Director, such proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Article 2) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background and qualification of such individual and the background of any other person on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (ii) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director, with such individual’s fiduciary duties under applicable law, (b) in connection with such nominee’s candidacy for or services as Director, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person other than the Corporation, and has not and will not receive any such compensation or other payment from any person other than the Corporation, (c) in such individual’s personal capacity and on behalf of any person on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, (d) consents to being named as a nominee and agrees to serve if elected as a Director, and (e) will abide by the requirements of Section 8 of Article 4.

ARTICLE 3 — BOARD OF DIRECTORS

Section 1.                                           General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authorities by these Bylaws expressly conferred upon it, the Board of Directors may exercise all such powers and do all such lawful acts and things as are not by statute or by the Certificate or by these Bylaws required to be exclusively exercised or done by the Stockholders.

Section 2.                                           Number, Term and Qualification.  The number, term and qualification of Directors of the Corporation shall be as provided in the Certificate.

Section 3.                                           Resignation and Removal.  Directors may be removed from office only for the reasons, if any, specified in the Certificate.  Any Director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the board, the Chief Executive Officer or the Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.                                           Vacancies.  Vacancies occurring in the Board of Directors shall be filled only as provided in the Certificate.

ARTICLE 4 — MEETINGS OF DIRECTORS

Section 1.                                           Annual and Regular Meetings.  All annual and regular meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in its discretion.

Section 2.                                           Special Meetings.  Special meetings of the Board of Directors shall be held at such places and times as determined by the Board of Directors in its discretion.

Section 3.                                           Notice of Meetings.  Unless the Board of Directors by resolution determines otherwise in accordance with authority set forth in the Certificate, notice of any meeting of the Board of Directors shall be given to each Director at such person’s business or residence in writing by hand delivery, first-class or overnight mail or courier service, email or facsimile transmission, or orally by telephone.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting.  If by overnight mail or courier service, such notice shall be deemed adequately delivered when delivered to the overnight mail or courier service company at least forty-eight (48) hours before such meeting.  If by email, facsimile transmission, telephone or by hand, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four (24) hours before such meeting.  The Secretary shall give such notice of any meetings called by the Board of Directors by such means of communication as may be specified by the Board of Directors.

Section 4.                                           Quorum.  A majority of the Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 5.                                           Manner of Acting.  A majority of Directors who are present at a meeting at which a quorum is present will constitute the required vote to effect any action taken by the Board of Directors.

Section 6.                                           Action Without Meeting.  Action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors.  The action must be evidenced by one or more written consents signed by each Director, or an electronic transmission given by each Director, describing the action taken, and included in the minutes or filed with the corporate records.  Action taken without a meeting is effective when the last Director signs the consent or gives an electronic transmission, unless the consent specifies a subsequent effective date.

Section 7.                                           Meeting by Communications Device.  The Board of Directors may permit Directors to participate in any meeting of the Board of Directors by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting.  A Director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 8.                                           Required Vote for Directors.

(a)                                 Except as set forth below, election of Directors at all meetings of the Stockholders at which Directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred shares to elect Directors under specified circumstances, a majority of the votes cast at any meeting for the election of Directors at which a quorum is present shall elect Directors.  For purposes of these Bylaws, a majority of votes cast shall mean that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election.  Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that Director’s election.  Notwithstanding the foregoing, in the event of a contested election of Directors, Directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of Directors at which a quorum is present.  For purposes of these Bylaws, a “contested election” shall mean any election of Directors in which the number of candidates for election as Directors exceeds the number of Directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Article 2, Section 9 of these Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 2, Section 9 of these Bylaws; provided, however, that the determination that an election is a contested election shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity.  If, prior to the time the Corporation mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, Directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of Directors at which a quorum is present.

(b)                                 If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director shall promptly tender his or her resignation to the Board of Directors.  The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results.  The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The Director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to his or her resignation.  If such incumbent Director’s resignation is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.  If a Director’s resignation is accepted by the Board of Directors pursuant to these Bylaws, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article 3, Section 4 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article 3, Section 2 of these Bylaws.

ARTICLE 5 — COMMITTEES

Section 1.                                           Election and Powers.  The Board of Directors may appoint such committees with such members who shall have such powers and authority as may be determined by the Board of Directors as provided in the Certificate.  To the extent specified by the Board of Directors or in the Certificate, each committee shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation.

Section 2.                                           Removal; Vacancies.  Unless the Board of Directors by resolution determines otherwise in accordance with authority specified in the Certificate, any member of a committee may be removed at any time exclusively by the Board of Directors with or without cause, and vacancies in the membership of a committee as a result of death, resignation, disqualification or removal shall be filled by a majority of the whole Board of Directors.  Unless the Board of Directors by resolution determines otherwise in accordance with authority specified in the Certificate, the Board of Directors may discharge any committee, either with or without cause, at any time.

Section 3.                                           Meetings.  The provisions of Article 4 governing meetings of the Board of Directors, action without meeting, notice, waiver of notice and quorum and voting requirements shall apply to the committees of the Board of Directors and its members to the extent not otherwise prescribed by the Board of Directors in the resolution authorizing the establishment of the committee.

Section 4.                                           Minutes.  Each committee shall keep minutes of its proceedings and shall report thereon to the Board of Directors at or before the next meeting of the Board of Directors.

Section 5.                                           Chairman.  The Chairman shall preside at meetings of the Board of Directors and the Stockholders and shall have such powers and perform such other duties as the Board of Directors may prescribe or as may be prescribed in these Bylaws.  The Board of Directors may, in its discretion, designate a Chairman as “Executive Chairman.” Such Executive Chairman shall have such powers and perform such other duties as the Board of Directors may prescribe or as may be prescribed for the Chairman in these Bylaws.

Section 6.                                           Vice Chairman.  The Vice Chairman shall have such powers and perform such duties as the Board of Directors or the Chairman (to the extent he or she is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed by these Bylaws.

ARTICLE 6 — OFFICERS

Section 1.                                           Titles.  The Board of Directors shall have the power and authority to elect from time to time such officers of the Corporation, including a President, a Chief Executive Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Controller, a Treasurer, a Secretary, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, and such other officers as shall be deemed necessary or desirable from time to time.  The officers shall have the authority and perform the duties set forth herein or as from time to time may be prescribed by the Board of Directors.  Any two or more offices may be held by the same individual, but no officer may act in more than one capacity where action of two or more officers is required.

The officers of the Corporation may appoint one or more individuals to hold a title which includes Assistant or Deputy together with one of the officer titles indicated above.  An individual holding such title by virtue of being so appointed rather than by virtue of being elected to such position by the Board of Directors shall not be an officer of the Corporation for purposes of the Certificate or these Bylaws.

Section 2.                                           Election; Removal.  The officers of the Corporation may be elected by the Board of Directors and shall serve at the pleasure of the Board of Directors as specified at the time of their election, until their successors are elected and qualify, or until the earlier of their death, resignation or removal.  Any officer may be removed by the Board of Directors at any time with or without cause.

Section 3.                                           Compensation.  The compensation of the officers may be fixed by the Board of Directors or any duly authorized committee thereof.

Section 4.                                           General Powers of Officers.  Except as may be otherwise provided in these Bylaws or in the DGCL or by resolution of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the General Counsel, the Controller, the Treasurer, the Secretary, or any one of them, may (i) execute and deliver in the name of the Corporation, in the name of any division of the Corporation, or in both names, any agreement, contract, deed, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any division of the Corporation, and (ii) delegate to any employee or agent the power to execute and deliver any such agreement, contract, deed, instrument, power of attorney or other document.

Section 5.                                           Chief Executive Officer.  The Chief Executive Officer of the Corporation shall report directly to the Board of Directors.  Except in such instances as the Board of Directors may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board of Directors, the Chief Executive Officer shall manage the business and affairs of the Corporation and shall communicate to the Board of Directors and any committee thereof reports, proposals and recommendations for their respective consideration or action.  He or she may do and perform all acts on behalf of the Corporation.

Section 6.                                           President.  The President shall have such powers and perform such duties as the Board of Directors and the Chief Executive Officer (to the extent he or she is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed by these Bylaws.

Section 7.                                           Executive Vice Presidents, Senior Vice Presidents and Vice Presidents.  The Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer (to the extent he or she is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed by these Bylaws.

Section 8.                                           Chief Financial Officer.  The Chief Financial Officer shall have powers and perform such duties as the Board of Directors or the Chief Executive Officer (to the extent he or she is authorized by the Board of Directors to prescribe the authority and duties of other officers) may from time to time prescribe or as may be prescribed in these Bylaws.  The Chief Financial Officer shall present to the Board of Directors such balance sheets, income statements, budgets and other financial statements and reports as the Board of Directors or the Chief Executive Officer (to the extent he or she is authorized by the Board of Directors to prescribe the authority and duties of other officers) may require and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Chief Financial Officer.

Section 9.                                           Controller.  The Controller shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation.  The Controller shall prepare such balance sheets, income statements, budgets and other financial statements and reports as the Board of Directors or the Chief Executive Officer or the Chief Financial Officer (to the extent they are authorized by the Board of Directors to prescribe the authority and duties of other officers) may require, and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Controller.

Section 10.                                    Treasurer.

(a)                                 The Treasurer shall have the care and custody of all funds and securities of the Corporation except as may be otherwise ordered by the Board of Directors, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board of Directors or by the Chairman, the Chief Executive Officer, the Vice Chairman, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations).

(b)                                 The Treasurer or such other person or persons as may be designated for such purpose by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations) may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.

(c)                                  The Treasurer or such other person or persons as may be designated for such purpose by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (to the extent they are authorized by the Board of Directors to make such designations), (i) may sign all receipts and vouchers for payments made to the Corporation; (ii) shall provide a statement of the cash account of the Corporation to the Board of Directors as often as it shall require the same; and (iii) shall enter regularly in the books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.

(d)                                 The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Treasurer.

Section 11.                                    Secretary.  The Secretary shall keep the minutes of all meetings of the Stockholders, the Board of Directors and the committees of the Board of Directors.  The Secretary shall cause to be prepared and maintained (i) at the office of the Corporation a share ledger containing the names and addresses of all Stockholders and the number of shares held by each, and (ii) any list of the Stockholders required by law to be prepared for any meeting of the Stockholders.  The Secretary shall be responsible for the custody of all share books and of all unissued share certificates.  The Secretary shall be the custodian of the seal of the Corporation.  The Secretary shall affix or cause to be affixed the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these Bylaws and all other acts incident to the position of Secretary.

Section 12.                                    Voting upon Securities.  Unless otherwise ordered by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or any Vice President shall have full power and authority on behalf of the Corporation to attend, act and vote at meetings of the security holders of any entity in which the Corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner, the Corporation might have possessed and exercised if present.  The Board of Directors may by resolution from time to time confer such power and authority upon any person or persons.

Section 13.                                    Continuing Determination by Board.  All powers and duties of the officers shall be subject to a continuing determination by the Board of Directors.

ARTICLE 7 — CAPITAL STOCK

Section 1.                                           Certificates.  The interest of each Stockholder may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.  The name and address of the persons to whom shares of capital stock of the Corporation are issued, with the number of shares and date of issue, shall be entered on the share transfer records of the Corporation.  Certificates for shares of the capital stock of the Corporation shall be in such form not inconsistent with the Certificate as shall be approved by the Board of Directors.  Each certificate shall be signed (either manually or by facsimile) by (a) the Chairman, the Chief Executive Officer, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer or (b) any two (2) officers designated by the Board of Directors.  Each certificate may be sealed with the seal of the Corporation or facsimile thereof.

Section 2.                                           Transfer of Shares.

(a)                                 The shares of the capital stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form.  No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the share records of the Corporation by an entry showing from and to whom transferred.

(b)                                 The share certificates shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

(c)                                  Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s shares are listed on a stock exchange, the shares of capital stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s capital stock be eligible for issue in book-entry form.  All issuances and transfers of shares of the Corporation’s capital stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares are issued, the number of shares issued and the date of issue.  The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

Section 3.                                           Transfer Agent and Registrar.  The Board of Directors may appoint one or more transfer agents and one or more registrars of transfers and may require all share certificates to be signed or countersigned by the transfer agent and registered by the registrar.

Section 4.                                           Regulations.  The Board of Directors may make such rules and regulations as it deems expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.

Section 5.                                           Fixing Record Date.  For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of the Stockholders, or entitled to receive payment of any dividend, or in order to make a determination of the Stockholders for any other purpose, the Board of Directors may fix in advance a date as the record date for the determination of Stockholders.  The record date shall not be more than sixty (60) days before the meeting or action requiring a determination of Stockholders.  A determination of the Stockholders entitled to notice of or to vote at a Stockholders’ meeting shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.  If no record date is fixed for the determination of Stockholders, the record date shall be the day the notice of the meeting is mailed or the day the action requiring a determination of Stockholders is taken.

Section 6.                                           Lost Certificates.  In case of loss, theft, mutilation or destruction of any certificate evidencing shares of the capital stock of the Corporation, another may be issued in its place upon proof of such loss, theft, mutilation or destruction and upon the giving of an indemnity or other undertaking to the Corporation in such form and in such sum as the Board of Directors may direct.

ARTICLE 8 — GENERAL PROVISIONS

Section 1.                                           Dividends and Other Distributions.  The Board of Directors may from time to time declare and the Corporation may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by law.

Section 2.                                           Seal.  The seal of the Corporation shall be any form approved from time to time by the Board of Directors.

Section 3.                                           Waiver of Notice.  Whenever notice is required to be given to a Stockholder, Director or other person under the provisions of these Bylaws, the Certificate or applicable statute, a waiver in writing signed by, or an electronic transmission given by, the person or persons entitled to the notice, whether before or after the date and time stated in the notice, and delivered to the Corporation, shall be equivalent to giving the notice.

Section 4.                                           Depositaries.  The Chairman, the Chief Executive Officer, the President, the Chief Financial Officer and the Treasurer are each authorized to designate depositaries for the funds of the Corporation deposited in its name or that of a division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depository and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board of Directors; and each depositary designated by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.

Section 5.                                           Signatories.  Unless otherwise designated by the Board of Directors or by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer, all notes, drafts, checks, acceptances and orders for the payment of money shall be (a) signed by the Treasurer or any Assistant Treasurer, and (b) countersigned by the Controller or any Assistant Controller, or either signed or countersigned by the Chairman, the Chief Executive Officer, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President or any Vice President in lieu of either the officers designated in (a) or the officers designated in (b) of this Section 5.

Section 6.                                           Proxies.  Unless otherwise provided for by a resolution of the Board of Directors, the Chief Executive Officer, or any Vice President or Secretary or Assistant Secretary designated by the Board of Directors, may from time to time appoint an attorney or attorneys or agent or agents of the Corporation to cast, in the name and on behalf of the Corporation, the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

Section 7.                                           Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 8.                                           Amendments.  Except as may be otherwise provided in the DGCL, these Bylaws may be amended or repealed by the Board of Directors, including any Bylaw adopted, amended, or repealed by the Stockholders generally.  These Bylaws may be amended or repealed by the Stockholders even though the Bylaws may also be amended or repealed by the Board of Directors.